Exhibit 99.1

Contact:  Mike Schuh (425) 951-1224

SONOSITE ACHIEVES STRONG GROWTH IN SECOND QUARTER 2010

Revenue Rises 18%

EBIT Increases 145%, Excluding Acquisition Charges

Gross Margins Rise to 72%

Conference Call Webcast Live Today at 1:30 pm Pacific/4:30 pm Eastern

BOTHELL, WA – July 26, 2010 – SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today reported financial results for the second quarter and first half ended June 30, 2010.

REVENUE

Revenue increased 18% in the second quarter to $61.5 million and 13% for the first half of 2010 to $117.5 million, as compared to the prior year comparable periods. These comparisons included revenue of $3.8 million for the quarter and $7.0 million for the first half of 2010 from CardioDynamics (CDIC), which was acquired in the third quarter of 2009.

SECOND QUARTER HIGHLIGHTS:

▪	Revenue growth was led by SonoSite’s US hospital channel, which was up 20%.
▪
Revenue from the international business was impacted by a slowdown in Europe. The Company had steady performances in several other international markets and was up 2%. The International business sector profitability grew 7-8 times the “top line” growth rate, despite the slower revenue.

▪	Pricing discipline and an improved product mix led to a 1.4 percentage point increase in gross margins to 72% for the quarter.
▪	The Company had strong performances across all four vertical clinical markets.

EBIT and EBITDAS

Second Quarter

Excluding charges of $2.5 million from the acquisition of VisualSonics (VSI), which closed on June 30, 2010, second quarter EBIT was $8.7 million, or 14% of revenue, representing an increase of 145% compared to the prior year. Including charges for the acquisition, EBIT for the second quarter was otherwise $6.1 million, or 10% of revenue.

First Half Results

For the first half of 2010, excluding acquisition charges, EBIT was $11.3 million or 9.6% of revenue, an increase of 121% compared to the prior year. Including acquisition charges, EBIT was otherwise $8.8 million, or 7.5% of revenue, up 94% over the first half of 2010.

Excluding acquisition charges, second quarter EBITDAS was $11.4 million, up 90% and $16.8 million, up 51% for the first half.

For the first half, cash flow from operations was $21.3 million compared to $7.4 million from the prior year, representing an increase of $13.9 million or 1.9 times the prior year.

EPS

Excluding acquisition charges, EPS was $0.29 per share for the second quarter and $0.36 per share for the first half of 2010.

Including acquisition charges, EPS was $0.12 per share for the second quarter, versus $0.02 per share in 2009 and $3.3 million ($0.20 per share), versus $1.3 million ($0.07 per share) in the prior year’s first half.

Over the first half of 2010, the weighted average of fully-diluted outstanding shares was 16.0 million compared to 17.6 million in the prior year. Over this period, 3.3 million shares were purchased. At quarter end, fully-diluted shares were 15.1 million. Since quarter end, the Company has purchased an additional 475,000 shares and has approximately $30.0 million remaining in Board-authorized “buyback” capital.

COMMENTARY

“The quarter was an excellent step forward for SonoSite as we resumed strong revenue growth, and managed pricing and operating expenses effectively,” said Kevin M. Goodwin, SonoSite President and CEO. “We also were able to close the VSI acquisition by quarter end. We finished with strong momentum, and a stable back log. We will continue to focus on operating expense improvement as the year goes on, alongside driving a larger revenue base with VSI.”

Mr. Goodwin continued, “We expect to operate the VSI subsidiary in Toronto, Canada and will initiate plans to converge our technologies beginning later this year, as well as initiatives to further scale the pre-clinical business. We anticipate that VSI will contribute approximately $17 million of revenues in the second half with a positive operating contribution, excluding amortization and stock compensation. We will also initiate actions on operating synergies during the second half.”

2010 FINANCIAL OUTLOOK

The company updated guidance for the expected impact of the VSI acquisition:

▪	Core business revenue growth of 10 – 12%. With the inclusion of $17.0 million of estimated revenue from VSI, overall revenue growth is projected at 18-19%;
▪	increased gross margins to a range of 70-71%, up from previous guidance of 70%;
▪
reaffirmed Core business EBIT margins of 11 – 13%. With $7.0 million of transaction costs, amortization and stock compensation expenses from the VSI acquisition, we project EBIT margins of 8-9% on higher revenue;

▪	reaffirmed Core business EBITDAS margin of 16 – 18%. Expect a positive contribution from VSI, and overall EBITDAS margins of 15-17% and,
▪	full-year effective tax rate of 40% compared to previous guidance of 30%. The tax rate increase is due to non-deductible transaction expenses from the VSI acquisition.

Non-GAAP Measures

This release includes discussions of EBIT, EBITDAS and EPS excluding acquisition related charges; these are non-GAAP financial measures. SonoSite believes these measures are a useful complement to results provided in accordance with GAAP. “EBITDAS” refers to operating income (EBIT) before depreciation, amortization and stock-based compensation.

Conference Call Information

SonoSite will hold a conference call on July 26 at 1:30 pm PT/4:30 pm ET. The call will be broadcast live and can be accessed via http://www.sonosite.com/company/investors. A replay of the audio webcast will be available beginning July 26, 2010, 5:30 pm PT and will be available until August 9, 2010, 9:59 pm PT by dialing (719) 457-0820 or toll-free (888) 203-1112. The confirmation code 2747293 is required to access the replay. The call will also be archived on SonoSite’s website.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by fourteen subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance, are based on potentially inaccurate assumptions and are subject to known and unknown risks and uncertainties, including, without limitation, the risk that the acquisition of VisualSonics will not yield the expected potential benefits, our ability to manufacture, market and sell our newest products, our ability to manage expenses, spending patterns in the hospital market, healthcare reform,  prolonged adverse conditions in the U.S. or world economies or SonoSite’s industry and the other factors contained in Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Income
(in thousands except per share data) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$61,549	$52,285	$117,526	$104,090
Cost of revenue	17,195	15,299	33,475	32,012
Gross margin	44,354	36,986	84,051	72,078
Gross margin percentage	72.1%	70.7%	71.5%	69.2%

Operating expenses:
Research and development	7,211	7,375	14,808	15,072
Sales, general and administrative	30,996	27,584	60,425	53,387
Licensing income and litigation settlement	--	(924)	--	(924)
Total operating expenses	38,207	34,035	75,233	67,535

Operating income (EBIT)	6,147	2,951	8,818	4,543

Other loss, net	(2,438)	(2,269)	(4,700)	(2,473)

Income before income taxes	3,710	682	4,119	2,070

Income tax provision	1,834	257	861	782
				.
Net income	$1,875	$425	$3,257	$1,288

Net income per share:
Basic	$0.13	$0.02	$0.21	$0.08
Diluted	$0.12	$0.02	$0.20	$0.07

Weighted average common and potential common shares outstanding:
Basic	14,601	17,219	15,438	17,150
Diluted	15,100	17,619	15,950	17,567

Reconciliation of Non-GAAP Measures:

Operating income (EBIT)	$6,147	$2,951	$8,818	$4,543
Adjustments for EBIT:
Acquisiton costs	2,515	579	2,515	579
Non-GAAP Adjusted EBIT	$8,662	$3,530	$11,333	$5,122

Adjustments for EBITDAS:
Depreciation and amortization	1,611	1,071	3,344	2,109
Stock-based compensation	1,200	1,450	2,208	3,943
Non-GAAP Adjusted EBITDAS	$11,473	$6,051	$16,885	$11,174

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	June 30,	December 31,
	2010	2009

Cash and cash equivalents	$44,476	$183,065
Short-term investment securities	65,372	74,682
Accounts receivable, net	64,180	71,347
Inventories	35,380	32,216
Deferred tax asset, current	7,482	7,350
Prepaid expenses and other current assets	9,538	12,034
Total current assets	226,428	380,694

Property and equipment, net	9,742	9,160
Investment in Carticept	4,000	--
Deferred tax asset, net	682	775
Intangible assets, net	91,545	27,920
Other assets	4,451	4,425
Total assets	$336,848	$422,974

Accounts payable	$13,153	$6,175
Accrued expenses	23,975	25,923
Deferred revenue	5,575	5,504
Total current liabilities	42,704	37,602

Long-term debt, net	95,081	92,905
Deferred tax liability, net	4,710	5,083
Deferred revenue	16,414	18,081
Other non-current liabilities	16,012	14,873
Total liabilities	174,921	168,544

Shareholders' equity:
Common stock and additional paid-in capital	292,630	287,537
Accumulated deficit	(129,806)	(32,753)
Accumulated other comprehensive income (loss)	(897)	(354)
Total shareholders' equity	161,927	254,430
Total liabilities and shareholders' equity	$336,848	$422,974

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)	Six Months Ended
	June 30,
	2010	2009
Operating activities:
Net income	$3,257	$1,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,344	2,109
Stock-based compensation	2,208	3,943
Deferred income tax provision	(1,739)	863
Amortization of debt discount, debt issuance costs	2,001	2,559
Non-cash gain on litigation settlement	--	(924)
Gain on convertible debt repurchase	--	(1,339)
Other adjustments	(532)	199
Changes in working capital	12,774	(1,324)
Net cash provided by operating activities	21,313	7,374

Investing activities:
Purchase of investment securities, net	9,377	1,057
Purchases of property and equipment	(1,428)	(1,810)
Investment in Carticept	(4,000)	--
Purchase of VisualSonic, Inc, net of cash acquired	(61,217)	--
Payment of LumenVu contingent consideration	(425)	--
Earn-out consideration associated with SonoMetric acquisition	--	(387)
Net cash used in investing activities	(57,693)	(1,140)

Financing activities:
Excess tax benefit from exercise of stock-based compensation	532	--
Repurchase of convertible senior notes	--	(20,416)
Repayment of VisualSonics Inc. long-term debt	(8,838)	--
Stock repurchase including transaction costs	(97,715)	--
Minimum tax withholdings on stock-based awards	(692)	(852)
Proceeds from exercise of stock-based awards	3,271	1,385
Net cash used in financing activities	(103,442)	(19,883)

Effect of exchange rate changes on cash and cash equivalents	1,233	(1,743)

Net change in cash and cash equivalents	(138,589)	(15,392)
Cash and cash equivalents at beginning of period	183,065	209,258
Cash and cash equivalents at end of period	$44,476	$193,866